EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Acquisition of Oil Properties and Increased Distribution

DALLAS, October 15, 2012 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy”) announced today it has signed two separate agreements to acquire oil properties and additional working interests in Oklahoma for a combined price of approximately $24.1 million, subject to the satisfaction of customary closing conditions and the waiver of preference rights and obtaining necessary consents from third parties. Additionally, the Board of Directors of its general partner has declared an increase in the cash distribution to $0.485 per unit for the quarter ended September 30, 2012.

Acquisition of Oil Properties

In independent transactions, Mid-Con Energy has agreed to acquire (i) an approximate 71% operated working interest in oil properties, currently under waterflood, in Texas County, Oklahoma and (ii) additional working interests in existing Mid-Con Energy waterfloods located within its Hugoton Basin core area, for a combined price of $24.1 million, subject to the satisfaction of customary closing conditions and the waiver of preference rights and obtaining necessary consents from third parties. These acquisitions will be financed with borrowings from Mid-Con Energy’s credit facility and are expected to close during the fourth quarter of 2012.

Randy Olmstead, Chief Executive Officer, commented, “While we remain confident in the organic growth potential from our existing asset base, these transactions demonstrate our ability to acquire long-lived, low decline properties that fit our operational strategy and will be immediately accretive to distributable cash flow on a per unit basis.”

Combined highlights of the two acquisitions include:

•	Current net production of approximately 258 Boe per day
•	Estimated net proved reserves of approximately 1.8 MMBoe (64% proved developed producing)
•	Proved reserves approximately 99% oil on a Boe basis
•	Average reserve-to-production ratio of approximately 19 years

Increased Quarterly Cash Distribution to $0.485 Per Unit and Confirmation of Third Quarter Production Guidance

Mid-Con Energy announced today that the Board of Directors of its general partner has declared a cash distribution of $0.485 per unit for the quarter ended September 30, 2012. This represents a $0.01 per unit increase compared with the preceding quarter, and results in an annualized distribution of $1.94 per unit. The distribution will be payable November 14, 2012 to all unitholders of record at the close of business on November 7, 2012. Management also confirms that its previously released Boe production guidance for the third quarter of 2012 will come in within its previously released range, likely toward the lower-end.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Withholding Information

This release is intended to serve as qualified notice under Treasury Regulation Sections 1.1446-4(b) and (d). Brokers and nominees should treat one hundred percent (100.0%) of Mid-Con Energy’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Mid-Con Energy’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Mid-Con Energy, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the SEC available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;
•	ability to replace the reserves we produce through acquisitions and the development of our properties;
•	oil and natural gas reserves;
•	technology;

•	realized oil and natural gas prices;
•	production volumes;
•	lease operating expenses;
•	general and administrative expenses;
•	future operating results;
•	cash flow and liquidity;
•	availability of production equipment;
•	availability of oil field labor;
•	capital expenditures;
•	availability and terms of capital;
•	marketing of oil and natural gas;
•	general economic conditions;
•	competition in the oil and natural gas industry;
•	effectiveness of risk management activities;
•	environmental liabilities;
•	counterparty credit risk;
•	governmental regulation and taxation;
•	developments in oil producing and natural gas producing countries; and
•	plans, objectives, expectations and intentions.

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com

Matthew Lewis

Associate

(972) 479-5984

mlewis@midcon-energy.com